EXHIBIT 24(b)(8)

                                  CUSTODY AGREEMENT
CUSTODY AGREEMENT


      This Agreement is made this 31st day of January, 1997 between Orchard Series Fund, Inc. (the "Company"), a Delaware Business
Trust, and The Bank of New York ("BNY").

      1. BNY will open and maintain an account on behalf of the Company (the "Account") and hold therein all cash, securities and other property as shall from time to time be received and accepted by BNY pursuant to this Agreement, and will collect and receive all income, monies and other properties paid or deposited in respect of the property held in the Account or realized on the sale or other disposition of property in the Account. All assets in the Account shall be held for the use and benefit of the Company, shall remain the specific property of the Company and shall not be subject to any claim made by the Bank against the Company, nor to any right of set off by the Bank and, except for cash, shall not be subject to the claim of any third party against the Bank.

      2. BNY will, upon instructions of the Company given as provided in paragraph 14: (a) deliver or receive securities and other property, (b) convert, redeem or exchange for other securities and other property any securities or other property at any time held in the Account, and (c) transfer or make payments from the Account of securities and other property to such persons as may from time to time be specified by the Company.

      3. BNY shall notify Company of any fractional interests in securities received by BNY as a result of stock dividends and will dispose or sell of such fractional interests.

      4. When BNY is instructed to receive securities against payment, the Company will have funds or equivalent receivables on deposit with BNY or have funds made available to BNY in advance for such purpose.

      5. BNY is not under any duty to provide the Company with investment advice or to supervise the Company's investments.

      6. BNY shall notify the Company of each transaction involving the Account and will render a statement of transactions with respect to the Account on a regular basis. Additional periodic statements and certifications of assets shall be rendered as the Company may reasonably require. BNY shall at all times maintain proper books and records with regard to all transactions contemplated by this Agreement. Books and records shall be subject to audit and inspection by the Company. During the course of BNY's regular business hours, authorized employees and representatives of the Company, upon giving one business day notice, or regulatory officials, upon reasonably notice whenever possible, shall be entitled to examine on BNY's premises, BNY's records relating to the Account or inspect the assets of the Account.

      7. The Bank will send to the Company (i) such proxies (signed in blank if issued in the name of the nominee) and communications with respect to securities in the Account as call for voting or other action by the stockholder; (ii) any information which relates to legal proceedings and which is received by BNY for forwarding to the Company; and (iii) any information relating to the securities.

      8. The Company hereby authorizes BNY to hold securities owned by the Company with the Depository Trust Company, the Participants Trust Company, the Federal Reserve Bank and Euroclear.

Securities so held by BNY, or held in fungible bulk by BNY for more than one owner, shall be separately identified on BNY's official records as being owned by the Company. BNY shall provide annual certification that the securities are held in custody or as required by applicable regulatory officials.

      9. BNY's records shall identify which securities are kept with the Depository Trust Company, the Participants Trust Company, the Federal Reserve Bank and Euroclear and shall also identify the location of the securities, and, if held through an agent, the name of the agent.

      10. All the securities that are registered must be registered in the name of the Company, in the name of a nominee of the Company, in BNY's name or its nominee, or, if held in an authorized clearing corporation, in the name of the clearing corporation or its nominee. For securities held in the name of a nominee, the Company will have the same responsibility as if the securities were registered in its name.

      11. Compensation for BNY's services pursuant to this Agreement shall be as agreed to in advance from time-to-time by BNY and the Company and shall be evidenced in writing. BNY will provide a monthly statement to the Company reflecting the fees due and owing to BNY for its services rendered pursuant to this Agreement. The Company will remit payment according to said invoice within 30 business days after receipt thereof either by electronic wire transfer or by check. If such statement is not paid within the thirty day period, BNY is authorized to charge the account in accordance with its preauthorized debit procedures.

      12. BNY is authorized to charge the account with all taxes and expenses incidental to the transfer of securities on the Company's behalf and will provide on a monthly basis an itemized statement to the Company of such charges.

      13. BNY is authorized to disclose the Company's name, address and securities position to the issuers of such securities when requested to do so by them.

      14. BNY shall be authorized to accept and rely upon the instructions given by any authorized employee of the Company, including any verbal instructions which the individual receiving such instructions on behalf of BNY believes in good faith to have been given by an authorized employee of the Company, and all authorizations shall remain in full force and effect until canceled or superseded by subsequent instructions received by BNY.

      15. BNY will post income and principal payments to the Account pursuant to Schedule A attached hereto and incorporated herein by reference. For any failure to so post income and principal payments, BNY agrees to pay compensation to the Company as agreed to in writing by the parties.

      16. After safe delivery of securities to BNY and until redelivery or other disposition of such securities pursuant to instructions by the Company, BNY assumes liability for loss thereof due to the negligence or willful misconduct of BNY, the unexcused breach of the Agreement by BNY or violation by BNY of any applicable law, regulation or order. Safe delivery shall be evidenced by a confirmation issued by BNY.

      17. BNY agrees that it is responsible for and required to fully reimburse and indemnify the Company for any loss of securities pursuant to Paragraph 16 above. In the event there is a loss of securities as to which BNY is obligated to indemnify the Company, BNY shall promptly replace the same or the value thereof, and the value of any loss of rights or privileges pertaining to such securities which result from such loss.

      18. When BNY is instructed to deliver securities against payment, delivery may actually be made before receipt of payment in accordance with generally accepted market practice of net end-of-day settlement. The Company bears the risk that the recipient of the securities may fail to make payment, return the securities or hold the securities or the proceeds of their sale in trust for the Company of for BNY as agent.

      19. The Company will execute its investment transactions on its own behalf. However, in the event the Company chooses to utilize the services of BNY, BNY will, at its sole discretion, accept orders from the Company for the purchase or sale of securities and either execute such orders itself or by means of an agent, such as a broker or other financial organization of its choice, subject to the fees and commissions in effect from time to time. BNY shall not be responsible for any act or omission, or for the solvency, of any broker or agent selected by BNY to effect any transaction for the Company's account. When instructed to buy or sell securities for which BNY acts as a dealer, BNY will buy or sell such securities from or to itself as principal.

      20. BNY will be entitled to reverse any credits made on the
Company's behalf where such credits have been previously made and securities or monies are not finally collected.

      21. All shipments of negotiable or non-negotiable securities from BNY must be by registered mail, registered airmail and/or express and connecting messenger therewith and must be insured.

      22. BNY shall be under no obligation or duty to take action to effect collection of any amount if the securities upon which such payment is due are in default, or if payment is refused after due demand and presentation.

      23. It is understood that BNY is authorized to supply any information regarding the Account which is required by any law or governmental regulation now or hereafter in effect.

      24. Each and every right granted to the parties hereunder or under any other document delivered hereunder or in connection herewith, or in connection herewith, or allowed them by law or equity, shall be cumulative and may be exercised from time to time.

No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party or any right preclude any other or future exercise thereof or the exercise of any other right.

      25. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

      26. The Agreement may be amended or terminated at any time by written agreement of the parties and may be terminated by either party at any time upon 60 days written notice to the other party. In the event of termination of the Agreement, BNY shall join in whatever action is necessary to effect the safe return to the Company, or the transfer to such person(s) designated by the Company, of the assets comprising the Account.

      27. Notices and other communications shall be addressed to the parties hereto at the address set forth in the signature part of this Agreement.

      28. The Agreement shall be governed by the laws of the State of New York and will be binding upon the successors and assigns of the parties hereto.

      Dated as of the day and year first above written.


ORCHARD SERIES FUND, INC.                     THE BANK OF NEW YORK
8515 East Orchard Road                        48 Wall Street
Englewood, CO  80111                          New York, NY



By:                                           By:

Title:                                        Title:Christopher M.
                                                    Teevan
                                              Vice President


By:                                           By:

Title:                                        Title:Peter L. Apito,
                                                    Jr.
                                              Vice President